Exhibit 10.1
FINAL 415 REGULATIONS AMENDMENT
TO THE
BIOMED REALTY, L.P. 401(K) RETIREMENT SAVINGS PLAN
THIS AMENDMENT is executed by BIOMED REALTY, L.P. (the “Employer”).
WHEREAS, the Employer previously adopted the BIOMED REALTY, L.P. 401(K) RETIREMENT SAVINGS PLAN (the “Plan”);
WHEREAS, the Plan provides the Employer may amend the Plan; and
WHEREAS, the Employer desires to amend the Plan.
NOW, THEREFORE, the Plan is hereby amended in the following particulars only;
1.	Paragraph K of Article I is amended to add the following:
“For Limitation Years beginning after June 30, 2007, Compensation is further modified as follows:
Including Compensation received from an unfunded non-qualified deferred compensation plan.
Excluding any amount paid on or after the date of termination of employment.
Excluding any payment of unused vacation, personal, and sick days made on and after termination of employment.”
2.	Effective for Limitation Years beginning after December 31, 2001, the following is added at the end of Paragraph A.5 of Article II:
“Notwithstanding the above, (i) the reinvestment of dividends on Employer Stock pursuant to Section 404(k)(2)(A)(iii)(ll) of the Code; and (ii) restorative payments allocated to Participants’ Accounts shall not be considered Annual Additions provided that they restore losses to the Plan which losses result from actions by a fiduciary for which there is a reasonable risk of liability for breach of a fiduciary duty under Title I of ERISA or other applicable federal or state laws, and further provided that Plan Participants who are similarly situated are treated similarly with respect to such payments.”

3.	Paragraph A.16 of Article II is amended to add the following sentence before the last sentence:
“If the Plan is terminated prior to the last day of the Limitation Year, the preceding sentence shall apply.”
4.	Paragraph A.23 of Article II is amended to add the following paragraph:
For Plan Years beginning after June 30, 2007, if amounts are paid to a Participant on account of severance from employment, such payment shall not be subject to a cash or deferred election by the Participant unless paid by the later of two and one-half (2 1/2) months after severance from employment or the end of the Plan Year that includes the severance from employment and is considered Section 415 Compensation. The preceding sentence shall not apply to continuation payments on account of qualified military service as defined in Section 414(u)(1) of the Code or payments on account of Total disability as defined in Paragraph A.89 of this Article 11, notwithstanding the definition that appears in Article I.
5.	Paragraph A.76 of Article II is amended to add the following paragraphs:
“Except for continuation payments on account of qualified military service as defined in Section 414(q)(1) of the Code or Total Disability as defined in Paragraph A.89 of Article II (notwithstanding the definition that appears in Article I), for Limitation Years beginning after June 30, 2007, severance pay shall be considered Section 415 Compensation only if paid by the later of two and one-half (2 1/2) months after severance from employment with the Employer maintaining the Plan or the end of the Limitation Year that includes the date of severance from employment with the Employer maintaining the Plan. Severance pay shall only be considered Section 415 Compensation if such payments are not otherwise excluded in the definition of Compensation and would have been paid prior to such Employee’s severance from employment if the Employee had continued in the employment of the Employer.
Severance payments of unused accrued bona fide sick, vacation or other leave shall be considered Section 415 Compensation only if the Employee would have been able to use the leave if employment had continued and such payments are not excluded under Article I.
Severance payments from an unfunded nonqualified deferred compensation plan shall only be considered Section 415 Compensation if not excluded under Article I, the payment would have been paid to the Employee at the same time if the Employee had continued his employment with the Employer and such payment is includible in the Employee’s gross income.
Any other payment not described above shall not be considered Section 415 Compensation if paid after severance from employment with the Employer maintaining the Plan.”

6.	Paragraph F of Article V is amended to add the following sentence:
“For Limitation Years beginning after June 30, 2007, excess Annual Additions can only be held within a suspense account if the Plan is eligible for self-correction under Section 9 of IRS Revenue Procedure 2006-27.”
IN WITNESS WHEREOF, the Employer executes this Amendment on this 30th day of October, 2008.

BIOMED REALTY, L.P.
By:	/s/ Gary A. Kreitzer
	Name:	Gary A. Kreitzer
	Title:	Executive V.P.